Exhibit 1

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This will certify that the  following is a true and correct copy of a resolution passed at a meeting of the Board of Directors of Great-West Life & Annuity Insurance Company duly called and held on the twenty-ninth day of March, 1990, at which meeting a quorum was present and acting throughout, and that said resolution is still in full force and effect:

         That the Company, pursuant to the provisions of Section 40-436 of the Kansas Insurance Code hereby establishes a separate account designated "FutureFunds Series Account II" (hereinafter "the Account"), for the following use and purposes, and subject to such conditions as hereafter set forth, said use, purposes, and conditions to be in full compliance with Section 40-436 and all rules and regulations of the Kansas Insurance Department;

         Further resolved, that the Account shall be established for the purpose of providing for the issuance by the Company of such annuity contracts issued in connection with qualified government deferred compensation plans authorized by Section 457 of the Internal Revenue Code and annuity contracts issued in connection with qualified corporate plans authorized by Section 401(k) and 401(a) of the Internal Revenue Code ("Contracts") as the President may designate for such purpose and shall constitute a separate account into which are allocated amounts paid to the Company which are to be applied under the terms of such Contracts; and

         Further resolved, that the income, gains and losses, whether or not realized, from assets allocated to the Account shall, in accordance with the Contracts, be credited to or charged against such Account without regard to other income, gains, or losses of the Company; and

         Further resolved, that the fundamental investment policy of the Account shall be to invest or reinvest the assets of the Account in securities issued by investment companies registered under the Investment Company Act of 1940 as may be specified in the respective Contracts; and

         Further resolved, that four separate investment divisions be, and are hereby established within the Account to which payments under the Contracts will be allocated in accordance with instructions received from policyowners, and that the President be, and hereby is, authorized to increase or decrease the number of investment divisions in the Account as he deems necessary or appropriate; and

         Further resolved, that each such investment division shall invest only in the shares of a single mutual fund or a single mutual fund portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940; and

         Further resolved, that the President, or a Vice President each be, and are hereby authorized to deposit such amount in the Account or in each investment division thereof as may be necessary or appropriate to facilitate the commencement of the Account's operations; and

         Further resolved, that the President or a Vice President each be, and are hereby authorized to transfer fund from time to time between the Company's general account and the Account in order to establish the Account or to support the operation of the Contracts with respect to the Account as deemed necessary or appropriate and consistent with the terms of the Contracts; and

         Further resolved, that the President of the Company be, and is hereby authorized to change the designation of the Account to such other designation as he may deem necessary or appropriate; and

         Further resolved, that the Company be authorized and directed to obtain any required approvals with respect to the establishment of the Account and marketing of the Contracts, from the Commissioner of Insurance of Kansas, and any other statutory or regulatory approvals required by the Company as a Kansas corporation; and

         Further resolved, that the appropriate officers of the Company are hereby authorized to execute whatever agreement or agreements may be necessary or appropriate to enable the Account to invest in securities issued by one or more investment companies registered under the Investment Company Act of 1940 as may be specified in the respective Contracts; and

         Further resolved, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof; and

         Further resolved, that the term "appropriate officers" as used herein, shall include all of the elected and appointed officers of the Company, either severally or individually, subject to any applicable resolutions of the Board of Directors dealing with signing authority for the Company.

Dated at Englewood,                                    /s/ Beverly A. Byrne
Colorado this  20th                                  B.A. Byrne
day of  September , 2000.                            Vice President, Counsel
                                                     and Associate Secretary